Exhibit 99.1

Northern Star Investment Corp. II Announces Pricing of Upsized $350,000,000 Initial Public Offering

January 25, 2021 NEW YORK—(BUSINESS WIRE)—Northern Star Investment Corp. II (the “Company”) announced today that it priced its upsized initial public offering of 35,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, Tuesday, January 26, 2021, under the ticker symbol “NSTB.U”. Each unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “NSTB” and “NSTB WS,” respectively.

Northern Star Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial target business in any stage of its corporate evolution or in any industry or sector, it initially intends to focus its search on target businesses primarily in the beauty, wellness, self-care, fashion, e-commerce, subscription and digital-media sectors. The Company is led by Joanna Coles, Chairperson and Chief Executive Officer, and Jonathan Ledecky, President and Chief Operating Officer.

Citigroup Global Markets Inc. is acting as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact

Melissa Calandruccio

ICR, Inc.

646-277-1273

Media Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

northernstar@gasthalter.com